Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-144978 on Form F-3 of Vodafone Group Plc, of our report dated February 22, 2008 (June 6, 2008 as to Note 16 and the 6th and 7th paragraphs of Note 15) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on January 1, 2006 and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2008. Deloitte & Touche LLP New York, New York June 6, 2008